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                                                                    Exhibit 99.1

TUESDAY JUNE 13, 7:03 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: STATION CASINOS, INC.

STATION AGREES TO ACQUIRE SANTA FE HOTEL & CASINO

LAS VEGAS, June 13 /PRNewswire/ -- Station Casinos, Inc. ("Station" or "the Company") (NYSE: STN - news) today announced it has entered into a definitive agreement to acquire the Santa Fe Hotel & Casino in Las Vegas, Nevada, from Santa Fe Hotel, Inc. (SFHI), a subsidiary of Santa Fe Gaming Corporation (OTC Bulletin Board: SGMG news), ("SFGC"). The purchase price of $205 million includes substantially all of the assets of the Santa Fe Hotel & Casino ("Santa Fe"), an option to acquire an adjacent 21-acre parcel of real property, and a non-compete agreement with SFGC and SFHI. In connection with the purchase agreement, the Company has agreed to make a secured loan to Pioneer Hotel Inc. ("PHI"), owner and operator of the Pioneer Hotel & Gambling Hall in Laughlin, Nevada, subject to receipt of certain consents and approvals, including bankruptcy court approvals related to PHI. The amount loaned to PHI will be credited against the purchase price of the Santa Fe. The all-cash transaction has been approved by the boards of directors of both companies and is expected to close in the fourth quarter of 2000. Completion of the acquisition is subject to regulatory approvals.

The Santa Fe Hotel & Casino is located at the intersection of Interstate 95 and Rancho Road, approximately five miles northwest of Texas Station Gambling Hall & Hotel. Situated on 38 acres, the Santa Fe currently offers approximately 85,000 square feet of casino space featuring 1,675 gaming devices and 27 table games, 200 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, a 60-lane bowling center, a regulation-sized ice skating arena, and 10,000 square feet of meeting and banquet facilities. Upon completion of the transaction, the property will be renamed "Santa Fe Station."

Frank Fertitta III, chairman, and chief executive officer of Station, stated, "This is an important strategic transaction for our Company in strengthening our Las Vegas franchise. The addition of the Santa Fe will allow us to further capitalize on the continued growth of Las Vegas, create substantial revenue synergies and realize additional cost savings across our entire Las Vegas portfolio, all of which will be accelerated with the implementation of our Boarding Pass player rewards program. The Santa Fe fits perfectly into our Las Vegas locals' franchise. It adds further geographic diversity to our Las Vegas brand in a distribution point with a very strong growth profile. Upon conversion of this property to "Santa Fe Station," we will offer the same high quality service, restaurants, gaming experience and entertainment that our customers expect from a Station casino. We expect the addition of the Santa Fe to create tremendous value and opportunity for our customers, team members, and shareholders."

Photos and maps of the Santa Fe Hotel & Casino are available at www.stationcasinos.com. Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall &


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Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset
Station Hotel & Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations, and expansion projects of the Company and its subsidiaries, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, its quarterly report on Form 10-Q for the quarter ended March 31, 2000, and its Registration Statement on Form S-4 File No. 333-71227. The Company's 1999 Annual Report is available to view on its website at www.stationcasinos.com.

SOURCE: Station Casinos, Inc.




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